Filed Pursuant to Rule 424(b)(3) in Connection With Registration No. 333-21199

                           GEOTEK COMMUNICATIONS, INC.
                            (A Delaware Corporation)
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               SUPPLEMENT DATED APRIL 30, 1997 TO PROSPECTUS DATED
                                FEBRUARY 12, 1997

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                        14,762,913 Shares of Common Stock

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         This supplement dated April 30, 1997 (the "Supplement") supplements the
Prospectus dated February 12, 1997 (the "Prospectus") of Geotek Communications, Inc. (the "Company") concerning the offer and sale of up to 14,762,913 shares of common stock, par value $.01 per share (the "Common Stock") of the Company. The Supplement supplements, amends and, to the extent of any inconsistencies therewith, replaces the information contained in the Prospectus and should be read in conjunction therewith. All capitalized terms not otherwise defined shall have the meanings set forth in the Prospectus.

         On February 20, 1997, CIBC, Wood Gundy Security Corp. ("CIBC") sold 200 shares of the Company's Series O Convertible Preferred Stock (the "Series O Preferred Stock") to Elliott Associates, L.P. ("Elliott"). Consequently, certain shares of Common Stock registered for resale by CIBC on the Prospectus are now owned by Elliott and may be sold by Elliott pursuant to the Prospectus and this Supplement. In order to reflect these events, the Company hereby amends the data table within the section entitled "Selling Stockholders" (a) by replacing the entry for CIBC (and the related footnote) and (b) by adding an entry (and a related footnote) regarding Elliott as follows:



                             Pre-Offering                                                                 Post-Offering(1)
---------------------------------------------------------------------                            -----------------------------------
                                                     Amount of
                                                      Shares                Amount of            Amount of Shares
                                                   Beneficially              Shares                Beneficially          Percentage
Selling  Stockholder                                   Owned              Being Offered               Owned             of Class (2)
--------------------                               -------------          -------------          ----------------       ------------
CIBC, Wood Gundy Security Corp.                    1,140,000 (4)            1,140,000                    0                   *
Elliott Associates, L.P.                           1,600,000 (14)           1,600,000                    0                   *



         (4) Consists of 800,000 shares of Common Stock issuable upon the conversion of shares of Series O Preferred Stock and 340,000 shares of Common Stock issuable upon exercise of the Investor Warrants.

         (14) Consists of shares of Common Stock issuable upon the conversion of shares of Series O Preferred Stock.